UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)

November 10, 2010

DEVRY INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13988	36-3150143
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3005 Highland Parkway Downers Grove, Illinois	60515
(Address of principal executive offices)	(Zip Code)

(630) 515-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As described below in Item 5.07, on November 10, 2010, at the 2010 Annual Meeting of Shareholders of DeVry Inc. (“DeVry”), DeVry’s shareholders approved the DeVry Inc. Amended and Restated Incentive Plan of 2005 (the “Plan”), which previously had been approved by DeVry’s Board of Directors (the “Board”) subject to shareholder approval.  The revised terms of the Plan (i) increase by 3,000,000 the number of shares of common stock of DeVry available for issuance under the Plan; (ii) provide for a “clawback” of benefits in certain circumstances; and (iii) add “invested capital” as an available performance goal.

The Plan provides for the award of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance stock, performance cash awards, annual management incentive awards and other stock or cash awards (“Awards”).  Currently, Awards in the form of stock options and restricted stock units are made under the Plan.

The Plan includes a “clawback” provision that permits the Compensation Committee of the Board (the “Committee”) to include in any Award to a participant who is an officer subject to Section 16 of the Exchange Act of 1934 a provision requiring forfeiture and/or recoupment of any portion of an Award that (a) was granted, vested and/or settled based on financial results that were subsequently restated, and/or (b) has its value affected by such restated financials. Restated financials means any financial results that are subsequently restated due to conduct by the participant that the independent members of the Board (or committee thereof) determine is knowingly and intentionally fraudulent or illegal.

Awards of restricted stock, restricted stock units, performance stock, performance cash awards and other incentives made under the 2005 Plan to employees who are designated by the Committee as members of DeVry’s senior leadership team shall be subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Internal Revenue Code, including, but not limited to: cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; sales growth; price of the common stock; return on net assets, equity, invested capital or shareholders’ equity; market share; or total return to shareholders.  Awards of stock options under the Plan may be made subject to attainment of such performance goals.  Any performance criteria may be used to measure the performance of DeVry as a whole or any business unit of DeVry and may be measured relative to a peer group or index.  Any performance criteria may be adjusted to include or exclude special items as described above.

All employees of DeVry and its subsidiaries and all non-employee directors of DeVry are eligible to participate in the Plan.

A more detailed summary of the material terms of the Plan appears on pages 41 to 47 of DeVry’s Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) which was filed with the Securities and Exchange Commission on October 8, 2010. That summary is incorporated by reference herein. That summary and the description of the Plan above are qualified in their entirety by reference to the full text of the Plan, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

DeVry held its Annual Meeting of Shareholders on November 10, 2010. For more information on the proposals presented at the meeting, see the Proxy Statement, the relevant portions of which are incorporated herein by reference.

The shareholders elected each of the four nominees as Class I Directors to serve until the 2013 Annual Meeting of Shareholders or until their successors are elected and qualified:

Director	Affirmative Votes	Votes Withheld	Broker Non-Votes
Connie R. Curran	59,223,825	1,133,179	3,582,701
Daniel Hamburger	59,899,670	457,334	3,582,701
Harold T. Shapiro	59,807,010	549,994	3,582,701
Ronald L. Taylor	59,863,587	493,417	3,582,701

The shareholders elected the nominee as a Class II Director to serve until the 2011 Annual Meeting of Shareholders or until his successor is elected and qualified:

Director	Affirmative Votes	Votes Withheld	Broker Non-Votes
Gary C. Butler	59,140,901	1,216,103	3,582,701

The shareholders ratified the appointment of PricewaterhouseCoopers, LLP as the independent registered public accounting firm for DeVry for the year 2011:

Affirmative Votes	Votes Against	Abstain	Broker Non-Votes
63,451,683	478,592	9,430	0

The shareholders approved the DeVry Inc. Amended and Restated Incentive Plan of 2005:

Affirmative Votes	Votes Against	Abstain	Broker Non-Votes
56,678,308	3,575,654	103,042	3,582,701

The shareholder proposal of People for the Ethical Treatment of Animals (PETA) to enact a policy prohibiting all medically unnecessary surgeries in the teaching program at Ross University School of Veterinary Medicine was defeated.

Affirmative Votes	Votes Against	Abstain	Broker Non-Votes
1,818,435	50,713,762	7,824,807	3,582,701

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	DeVry Inc. Amended and Restated Incentive Plan of 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEVRY INC.
(Registrant)

Date: November 10, 2010	By:	/s/ Richard M. Gunst
Richard M. Gunst
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
10.1	DeVry Inc. Amended and Restated Incentive Plan of 2005